Exhibit 99.1

WeWork Announces New SoftBank Appointment, Vikas J. Parekh, to Board of Directors

NEW YORK, NY – December 02, 2022 – WeWork Inc. (NYSE: WE), the leading global flexible space provider, today announced that Vikas J. Parekh, Managing Partner at SoftBank Investment Advisers, has been appointed to the WeWork Board of Directors, effective November 30, 2022.

In his role as Managing Partner at SoftBank Investment Advisers, Mr. Parekh focuses on investing in enterprise software, robotics, automation, and other emerging technologies. He serves as a director across multiple public and private company boards, including Symbotic (NASDAQ: SYM). Prior to joining SoftBank in 2016, Mr. Parekh worked in private equity at KKR, and at Boston Consulting Group. Mr. Parekh has an MBA from Harvard Business School where he was a George F. Baker Scholar. He also holds both an MS and BSc in Electrical & Computer Engineering from Georgia Institute of Technology.

“We are pleased to welcome Vikas to WeWork’s Board of Directors,” said Sandeep Mathrani, WeWork’s CEO and Chairman. “With a combination of hands-on investment experience and knowledge of WeWork’s business, Vikas brings valuable perspective that will enhance our ongoing efforts to lead the industry with a suite of connected, flexible space solutions.”

“WeWork has demonstrated resilience and strength over the past few years, embarking on a remarkable turnaround during tough market conditions and contributing to the shifting paradigm for how—and where—people work,” said Vikas J. Parekh, Managing Partner at SoftBank Investment Advisers. “I am thrilled to join the Board as we continue to redefine the workplace amid the ever-changing post-pandemic work environment.”

About WeWork

WeWork Inc. (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become the leading global flexible space provider committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

Contacts:

Media for WeWork

Nicole Sizemore

press@wework.com

Media for SoftBank

Kristin Schwarz

SoftBank Investment Advisers

kristin.schwarz@softbank.com

Corporate Communications Office

SoftBank Group Corp.

sbpr@softbank.co.jp

Hannah Dunning

FGS Global

SoftBank@FGSGlobal.com

Investor Relations for WeWork

Kevin Berry

investor@wework.com

Source: WeWork

Category: Investor Relations